Exhibit 99.1

General Comments:

•
Fresh Start Reporting - Delta today provided updated guidance, which has been furnished on Exhibit 99.2 to this Current Report on Form 8-K, on the impact on its financial statements of the adoption of fresh start reporting, including a change in accounting policy for its frequent flyer program. For the June 2007 quarter, the company expects a $28 million non-cash increase to pre-tax income from fresh start reporting.

Due to changes in the accounting for its frequent flyer program and refinement of preliminary fresh start reporting adjustments, these estimates of the impact of fresh start reporting differ from the guidance provided in a Form 8-K filed May 2, 2007.

•
Taxes/NOLs - Delta believes its effective tax rate for reporting purposes will be 39% for the post-emergence period of May 1, 2007 - June 30, 2007, with minimal tax expense for the month of April 2007. The company will use net operating loss carryforwards (NOLs) to offset its cash income tax obligation for the quarter.

•	Common Stock Outstanding - Delta expects the weighted average number of diluted common shares outstanding will be approximately 400 million for the period May 1, 2007 - June 30, 2007.

•	Liquidity - Delta expects to end the June 2007 quarter with a liquidity balance of $4.2 billion, which includes a fully available $1 billion revolving credit facility.

Guidance:

2Q07 (estimate)

Operating margin[1]	11 - 12%

Fuel price, including taxes and hedges[2]	$2.04/gallon

2Q07 (estimate) vs. 2Q06
Capacity
System	Up 0 - 2%
Domestic	Down 4 - 6%
International	Up 14 - 16%

Mainline	Down 1 - Up 1%
Domestic	Down 7 - 9%
International	Up 14 - 16%

Mainline non-fuel unit cost [3]	Down 2 - 3%

1 Excludes profit sharing expense, impact of fresh start reporting and share-based compensation expense. Including these items, operating margin is projected to be 10% - 11%.
2 Excludes fresh start impact.
3 Excludes profit sharing expense, impact of fresh start reporting, share-based compensation expense, and expenses related to providing maintenance and staffing services to third parties.

Non-GAAP Reconciliations:

June 2007
Quarter Projection

GAAP Operating Margin Projection	10.0 - 11.0%
Items Excluded:(1)
Share-Based Compensation Expense	0.5
Fresh Start Adjustments	0.5
Profit Sharing Expense	1.5

Operating Margin Projection Excluding Fresh Start
Adjustments and Other Special Items	11.0 - 12.0%

Note: Fresh Start adjustments and other special items are excluded as management believes the exclusion of these items provides a more meaningful comparison of Delta's operating margin to the industry.

(1) Operating margin is the ratio of operating income to operating revenues. Because Fresh Start Adjustments affect both operating revenues and operating expenses, the actual operating margin impact of the items excluded does not equal the sum of those items.

June 2007 Quarter
Projection

Fuel Price per Gallon Projection	$2.09
Items Excluded:
Fresh Start Adjustment	(0.05)
Total Items Excluded	(0.05)

Fuel Price per Gallon Projection Excluding Fresh Start Adjustment	$2.04

Note: The Fresh Start adjustment is excluded as management believes this exclusion is helpful to investors in understanding the actual cash outflow for fuel purchases.

	June 2007 Quarter		June 2006
	Projected Range		Quarter

GAAP Non-Fuel CASM Projection	10.69 ¢	10.62 ¢	10.49	¢

Items Excluded:

Share-Based Compensation Expense	(0.08)	(0.08)	0.00
Fresh Start Adjustments	(0.15)	(0.15)	0.00
Fuel Expense	(3.10)	(3.10)	(3.26)
Profit Sharing Expense	(0.24)	(0.24)	0.00
Insourcing Expenses	(0.28)	(0.28)	(0.25)

Non-Fuel CASM Projection Excluding Fresh Start
Adjustments and Other Special Items	6.84 ¢	6.77 ¢	6.98	¢

Year-Over-Year Non-Fuel CASM Decrease	2%	3%

Note: Delta presents Mainline CASM excluding fuel expense because management believes the high volatility of fuel prices partially masks the progress Delta achieved toward its business plan targets. Fresh Start adjustments, share-based compensation expense and profit sharing expense are excluded as management believes the exclusion of these items provides a more meaningful comparison of Delta's CASM to the industry. Insourcing expenses, which relate to Delta's providing maintenance and staffing services to third parties, are excluded as these costs are not associated with the generation of a Mainline seat mile.

Forward-Looking Statements
The information provided above includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. In particular, fresh start reporting adjustments reflect a preliminary allocation of fair value and may be subject to additional adjustments within one year after emergence in accordance with SFAS 141. Estimates of fair value are based primarily on independent appraisals and valuations and are inherently subject to uncertainties beyond the control of Delta. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of June 13, 2007, and which Delta has no current intention to update.

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